Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of August 16, 2021 (“Effective Date”), by and between Romeo Power, Inc. (“Company”) and Susan Brennan (“Executive”).

The parties agree as follows:

1.             Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.            Duties.

2.1            Position. Executive’s initial position under this Agreement shall be as the Company’s Chief Executive Officer, reporting to the Company’s board of directors (“Board”), and Executive shall have the duties and responsibilities customary for such position as well as those assigned by Board from time to time. Executive shall faithfully and diligently perform all duties assigned to Executive. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position with the Company. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

2.2            Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of the Company and will abide by all policies and decisions made by the Company, as well as all applicable federal, state, and local laws, regulations, or ordinances. Executive will act in the best interest of the Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company. Subject to prior written approval of the Board, nothing in this Section 2.2 prevents Executive from (i) engaging in additional activities in connection with personal investments and community affairs (ii) serving as an outside director on the board of directors for one (1) organization that is not a competitor of the company, and (iii) serving as an advisor for one (1) organization that is not a competitor of the Company; provided that, in each case, such activities are not materially inconsistent with, and do not materially interfere with, Executive’s duties under this Agreement. Executive is presently serving as an outside director on the board of Senior PLC, which service Company agrees is not presently inconsistent with the requirements of this provision and specifically agrees to Executive’s continued service in that capacity; provided, however, that if the Board determines that such service in the future is adverse to the Company’s bests interests (e.g., because Senior PLC and the Company become competitors), Executive agrees that on the Board’s request, she promptly either will voluntarily resign her affiliation with Senior PLC or resign from her affiliation with the Company, including as an employee and Board member and any failure to do so will be a material breach of this Agreement.

2.3            Work Location. Executive’s principal place of work shall be the Company's headquarters located in the Los Angeles, California area.

3.            At-Will Employment. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without cause, by either Executive or the Company. Other than a termination for Cause, Executive or Company will provide a written ninety (90) days’ advance notice of intent to terminate employment; provided, however, that the Company may provide pay in lieu of all or a portion of such notice. No representative of the Company, other than the Board, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Board. Nothing in this Agreement is intended to or should be construed to contradict, modify, or alter this at-will relationship. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall immediately execute such documents as are necessary or desirable to effectuate such resignations.

4.            Compensation.

4.1            Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive an initial base salary of $600,000 per year, payable in accordance with the normal payroll practices of the Company (but no less than monthly). At or about the same time that compensation adjustments are considered for senior executives of the Company generally, and not less frequently than annually, the Board or its Compensation Committee will review Executive’s base salary for potential increase.

4.2            Discretionary Bonus. Executive may receive a discretionary annual bonus with a target of one hundred percent (100%) of Executive’s base salary, as determined by the Board or its Compensation Committee, in its sole discretion, taking into account Executive’s performance and the performance of the Company (the “Annual Bonus”). For the sake of clarity, the Compensation Committee may decide to pay Executive more than 100% of Executive’s base salary for extraordinary performance. Commencing with 2022, during the first quarter of every calendar year, the Board will approve a set of goals, objectives and requirements to assist it in assessing whether to grant an annual bonus and, if so, the amount of such Annual Bonus. For calendar 2021, your target Annual Bonus shall be prorated based on the number of calendar days you provided service to the Company as an employee divided by 365. Except as otherwise provided herein, any Annual Bonus will be paid during the first quarter of the year following the year to which the bonus relates, subject to Executive’s continued employment through the payment date and may be paid in cash, fully vested Company stock, or any combination thereof as determined by the Board or its Compensation Committee in its sole discretion.

4.3            Signing Bonus and Sign-On Equity Awards.

(a)            Cash Signing Bonus. The Company shall pay Executive a signing bonus in the amount of $600,000 that will be paid within thirty (30) days following the date of Executive’s commencement of employment with the Company (the “Signing Bonus”). If Executive voluntarily terminates her employment with the Company without Good Reason (as defined below) or the Company terminates Executive’s employment for Cause (as defined below) within the twelve (12) months following the date of Executive’s commencement of employment with the Company, Executive shall repay the entire amount of the Signing Bonus to the Company within thirty (30) days of the date of Executive’s termination of employment with the Company.

(b)            Time-Vesting Sign-On RSU Grant. The Company shall recommend that the Compensation Committee of the Board, at its next regularly scheduled meeting, grant Executive restricted stock units with respect to shares of the Company’s common stock with a value of $600,000 (rounded to the nearest whole share) on the date of grant, pursuant to the Company’s 2020 Long-Term Incentive Plan (the “2020 Plan”), which will be based on the average closing price of the Company’s common stock over a period of time, as determined by the Compensation Committee of the Board in its sole discretion. The restricted stock units granted pursuant to this Section 4.3(b) will vest over a three-year period, one-third on the first anniversary of the grant date and 1/24th on each of the next twenty four (24) monthly anniversaries of the first anniversary of the grant date, and will otherwise be subject to the terms and conditions of the 2020 Plan and the applicable award agreement.

(c)            Special Sign-On Long-Term Incentive Grant. The Company shall also recommend that the Compensation Committee of the Board, at its next regularly scheduled meeting, grant Executive a special, one-time award of restricted stock units with respect to shares of the Company’s common stock with a value of $3,200,000 on the date of grant, pursuant to the 2020 Plan, which will be based on the average closing price of the Company’s common stock over a period of time, as determined by the Compensation Committee of the Board in its sole discretion, of which 75% of such restricted stock units will have performance-based vesting and 25% of such restricted stock units will have a time-based vesting schedule. The restricted stock units granted pursuant to this Section 4.3(c) will vest over a three-year period, one-third on the first anniversary of the grant date and 1/24th on each of the next twenty four (24) monthly anniversaries of the first anniversary of the grant date, and will otherwise will be subject to the terms and conditions of the 2020 Plan and the applicable award agreement.

4.4            Long-Term Incentive Award. The Company shall also recommend that the Compensation Committee of the Board, at its next regularly scheduled meeting, grant Executive an additional award of restricted stock units with respect to shares of the Company’s common stock with a value of $3,200,000 on the date of grant, pursuant to the 2020 Plan, which will be based on the average closing price of the Company’s common stock over a period of time, as determined by the Compensation Committee of the Board in its sole discretion, of which 75% of such restricted stock units will have performance-based vesting and 25% of such restricted stock units will have a time-based vesting schedule. The restricted stock units granted pursuant to this Section 4.4 will vest over a three-year period, one-third on the first anniversary of the grant date and 1/24th on each of the next twenty four (24) monthly anniversaries of the first anniversary of the grant date, and will otherwise will be subject to the terms and conditions of the 2020 Plan and the applicable award agreement.

5.            Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing shall, or shall be construed, to require the Company to institute or continue any or any particular, plan or benefit.

6.            Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies as are in effect from time to time. Any reimbursement Executive is entitled to receive shall (a) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (b) not be subject to liquidation or exchange for another benefit.

7.            Withholding; Taxes. All payments to Executive under this Agreement shall be reduced by (a) any tax or other amounts required to be withheld under applicable law, and (b) other amounts authorized by Executive. Executive shall be responsible for all federal, state and local taxes, penalties, interest, or fines that are imposed on Executive under applicable law as a result of this Agreement, including Executive’s personal taxes on payments received by Executive under this Agreement, and the Company and its employees, accountants, attorneys, and affiliates shall have no obligation or liability to Executive related to any such taxes, penalties, interest, or fines.

8.            Termination.

8.1            Payments of Accrued Obligations upon All Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after Executive’s date of termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s base salary earned through Executive’s date of termination not previously paid; (ii) any expenses owed to Executive under Section 6; (iii) any accrued but unused paid time off owed to Executive; and (iv) any vested amounts arising from Executive’s participation in any employee benefit plans, programs, or arrangements under Section 5, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Section 8.2 or Section 8.3, the payments and benefits described in this Section 8.1 shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

8.2            Termination by the Company without “Cause” or by the Executive for Good Reason Not in Connection with a Change in Control. In the event that the Company terminates this Agreement and Executive’s employment other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below), and such termination occurs outside of the CIC Period (as defined below), then Executive, in addition to the payments and benefits described in Section 8.1, shall be paid “Severance” consisting of (i) an amount equal to twelve (12) months of her then-current base salary; (ii) a pro rata portion of her Annual Bonus for the year in which the termination occurs, which amount will be equal to (A) Executive’s target Annual Bonus amount for such fiscal year multiplied by (B) a fraction, the numerator of which is the number of days in the current fiscal year through the date of Executive’s termination and the denominator of which is 365; and (iii) twelve (12) months of Company-paid or Company reimbursed COBRA continuation coverage to the extent Executive timely elects COBRA continuation coverage. The cash portion of the Severance shall be paid in the form of salary continuation, commencing sixty (60) days after termination, provided however, that the first sixty (60) days of Severance shall be paid in a lump sum on the sixty fifth (65th) day after termination.

8.3            Termination by the Company without “Cause” or by the Executive for Good Reason in Connection with a Change in Control. In the event that the Company terminates this Agreement and Executive’s employment other than for Cause or Executive resigns for Good Reason, and such termination occurs during the CIC Period, then Executive, in addition to the payments and benefits described in Section 8.1, shall be paid “CIC Severance” consisting of (i) an amount equal to eighteen (18) months of her then-current base salary; (ii) an amount equal to her Annual Bonus for the year in which the termination occurs; (iii) eighteen (18) months of Company-paid or Company reimbursed COBRA continuation coverage to the extent Executive timely elects COBRA continuation coverage; and (iv) accelerated vesting of all then-outstanding and unvested Company stock options and other equity awards, provided that if vesting is based on the satisfaction of performance objectives, such objectives shall be deemed satisfied at one hundred percent (100%) of target. The cash portion of the CIC Severance shall be paid in a lump sum on the sixty fifth (65th) day after termination. The CIC Severance described in this Section 8.3 is not meant to duplicate the Severance received pursuant to Section 8.2, and the CIC Severance is subject to offset for any prior amounts or benefits previously received by Executive pursuant to Section 8.2.

8.4            Release of Claims. To be eligible for any of the elements of Severance or CIC Severance, Executive must execute, deliver and allow to become irrevocable a full and complete release of any and all claims in the form prescribed by the Company (“Release”). The Release must be executed, and all revocation periods must have expired, within sixty (60) days after Executive’s date of termination, failing which Executive shall have no rights to any Severance or CIC Severance.

8.5            Other Terminations. For purposes of clarity, upon a termination of Executive’s employment by the Company for Cause, or Executive’s resignation without Good Reason, Executive’s death or a termination of employment due to Executive’s Disability (as such term is defined in the 2020 Plan), Executive (or Executive’s estate or legal representative, as applicable) shall only be entitled to receive the payments and benefits described in Section 8.1.

8.6            Definition of Cause. For the purposes of this Agreement, “Cause” means that the Company has determined in good faith that: (i) Executive has materially failed to perform Executive’s responsibilities or duties to the Company, after written demand for performance has been given to Executive and, if reasonably susceptible of cure, has not been cured for a period of thirty (30) days after such written demand for performance; provided, however, Executive shall not be entitled to more than one such cure notice (and being absent for three (3) days without advance or concurrent notice and without excuse consistent with Company policy shall be deemed incurable Cause); (ii) Executive has engaged in illegal conduct or gross misconduct in connection with her employment; (iii) Executive is convicted of, or pleads guilty or nolo contendere to, a felony or a crime involving moral turpitude; (iv) Executive breaches Executive’s duty of loyalty to the Company or a material Company policy; (v) Executive has engaged in dishonesty, fraud, embezzlement, theft, gross negligence or repetitive negligence in the course of discharging Executive’s duties to the Company; (vi) Executive has engaged in any activities that bring or could be reasonably expected to bring Executive or the Company into material disrepute; or (vii) Executive has materially breached any written agreement with the Company or any of its affiliates, which such breach, if capable of cure, is not cured within thirty (30) days of written notice of the breach from the Company.  If Executive’s employment terminates at a time when the Company could have terminated Executive for Cause had it known all of the relevant facts and circumstances, Executive’s termination shall be treated as having been for Cause.

8.7            Definition of CIC Period. For purposes of this Agreement, “CIC Period” means that period commencing on the date that is three months prior to a Change in Control (as such term is defined in the 2020 Plan) and ending on the date that is 12 months following a Change in Control.

8.8            Definition of Good Reason. For the purposes of this Agreement, “Good Reason” means any one of the following that occurs without the consent of Executive: (i) a material reduction in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; provided, however, that continued employment following a Change in Control with substantially the same responsibility with respect to the Company’s business and operations will not constitute a material reduction in title, duties, authority, or responsibilities, (ii) a material reduction in Executive’s annual base salary, other than a reduction that occurs in connection with a Company-wide decrease of executive management compensation and such reduction affects Executive in substantially the same manner as the other affected executives, (iii) a relocation of Executive’s principal workplace by more than fifty (50) miles; or (iv) the Company’s material breach of this Agreement or any written compensatory agreement with Executive; provided, however, that in order to resign for Good Reason, Executive must provide the Company with written notice of the condition constituting Good Reason within thirty (30) days following the initial occurrence thereof, the Company shall have failed to remedy the condition within thirty (30) days after receiving such notice, and Executive terminates her employment with the Company within thirty (30) days following the expiration of the Company’s cure period.

9.            No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company.

10.            Confidentiality and Proprietary Rights. As a material inducement to the Company entering into this Agreement, Executive will sign and return the attached Confidential Information and Invention Assignment Agreement, which is incorporated herein by reference and agrees that she will read and enter into any similar agreement at the request of the Board.

11.            Arbitration. In the event of any dispute or claim relating to or arising out of the employment relationship between Executive and the Company or the termination of that relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination), Executive and the Company agree that all such disputes shall be resolved by binding arbitration conducted before a single neutral arbitrator in Los Angeles, California, pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org). The arbitrator shall permit adequate discovery. In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction; however, Executive and the Company each retain the right to seek provisional remedies. Any award rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Executive and the Company are both waiving the right to a jury trial with respect to any such disputes. The Company shall bear the costs of the arbitrator, forum, and filing fees. The prevailing party shall be entitled to reimbursement of its attorneys’ fees and costs expended in connection with any arbitration proceeding to the extent permitted by California law.

12.            Golden Parachute Excise Tax.

12.1            Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes that could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve, to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

12.2            Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 12.1. If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good-faith determinations of the accounting firm made hereunder will be final, binding, and conclusive upon the Company and Executive.

13.            Section 409A.

13.1            General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

13.2            Separation from Service. Notwithstanding any provision to the contrary in this Agreement, (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 8 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

13.3            Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent that delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

13.4            Reimbursements. Any reimbursements provided under this Agreement that constitute non-deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred.

14.            Clawback. Executive acknowledges that Executive’s Annual Bonus and equity compensation shall be subject to “claw back” in accordance with applicable Company policy, if any (or the terms of any applicable plan or agreement between the Company and Executive), and applicable law.

15.            General Provisions.

15.1            Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The obligations and duties of Executive hereunder are personal and not assignable. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. The Company shall have the right to assign or transfer this Agreement to any affiliated entity or any successor to all or part of the business and/or assets of the Company, and Executive irrevocably consents to any such assignment or transfer after which the Company shall have no liability under this Agreement.

15.2            No Waiver of Breach. The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing that provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one shall not constitute a waiver of such party’s right to assert any other legal and equitable remedies available under the circumstances.

15.3            Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.4            Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms that Executive has had an opportunity to construction to the effect that any ambiguities are to be desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.5            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or .pdf shall be deemed effective for all purposes.

15.6            Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any principles of conflicts of law.

15.7            Board Approval. This Agreement and Executive’s employment with the Company is contingent on the Board’s approval of this Agreement.

16.            Entire Agreement. This Agreement, including Company’s Confidential Information and Invention Assignment Agreement incorporated herein by reference and the Plan and related equity award documents described in Section 4 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and a duly authorized representative of the Company. No oral waiver or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW:

Dated:	8/5/05		/s/ Susan Brennan
Susan Brennan

Romeo Power, Inc.

Dated:	8/3/05	By:	/s/ Paul Williams
Paul Williams
Chair of the Compensation Committee of the Company’s Board